EXHIBIT 10.2

LL FLOORING HOLDINGS, INC.
PERFORMANCE-BASED
STOCK UNIT AWARD AGREEMENT

4901 Bakers Mill Lane, Richmond, Virginia 23230
Phone: (804) 463-2000/Fax (804) 420-9701

[Date]

[Name]

[Street]

[City, State]

RE: Employee Performance-Based Stock Unit Award Agreement

Dear [Name]:

LL Flooring Holdings, Inc. (the “Company”) has granted to you an Award of Stock Units pursuant and subject to the provisions of the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan, as amended and restated (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

This Award of Stock Units is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Award Agreement, and, in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1.
Grant. In consideration of your agreements contained in this Award Agreement, the Company hereby grants to you the following number of Stock Units (the “Stock Units”) (collectively the “Target Number” of Stock Units) as of the following date (the “Grant Date”), each Stock Unit corresponding to one share of the common stock of the Company, par value $.001 per share (the “Stock”).

Grant Date	Target Number of Stock Units Granted
[Date]	[Stock Units]

Subject to the terms and conditions of the Plan and this Award Agreement, each Stock Unit represents an unsecured promise of the Company to deliver, and your right to receive, one share of the Stock of the Company at the time and on the terms and conditions set forth herein. As a holder of Stock Units, you only have the rights of a general unsecured creditor of the Company. The Stock Units are subject to the performance and employment-based vesting restrictions and other terms set forth in this Award Agreement and the Plan. Until the performance and employment-based vesting restrictions have lapsed and the Stock Units are to be settled, the Stock Units are forfeitable and nontransferable.

2.
Vesting. The Award of Stock Units is subject to the following performance and employment-based vesting terms and conditions:
(a)
Except as otherwise set forth herein, the Stock Units shall be considered performance-based (“Performance-Based”) and shall become vested and payable with respect to that number of Stock Units subject to this Award Agreement that correlates to the performance objective achieved for the three-year performance period beginning January 1, 2023 and ending December 31, 2025 (the “Performance Period”) set forth on the attached Exhibit A, as determined by the Committee in its sole discretion, provided you remain continuously employed by the Company or a Related Company from the Date of Grant through the end of the Performance Period. Notwithstanding the foregoing, none of the Stock Units shall become vested and payable if the performance objective for the Performance Period set forth on Exhibit A is not achieved at or above the designated levels set forth therein.
(b)
Upon a Change in Control before the end of the Performance Period, the Stock Units subject to this Award Agreement shall become eligible to vest and become payable with respect to the Target Number of Stock Units. In the event no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Stock Units, then, contemporaneously with the Change in Control, the Stock Units shall become vested and payable with respect to the Target Number of Stock Units, to the extent not vested previously, subject to your continued employment with the Company (or any Related Company) until the date of the Change in Control. If provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the Stock Units subject to this Award Agreement, then the Stock Units shall become vested and payable with respect to the Target Number of Stock Units, to the extent not vested previously, subject to your continued employment with the Company (or any Related Company) through the last day of the Performance Period or, if earlier, contemporaneously with the termination of your employment with the Company (or any Related Company) if your employment is terminated by you for Good Reason or is terminated by the Company (or any Related Company), and such termination is not a Termination for Cause, in each case on or after the Change in Control and on or before the end of the Performance Period. “Good Reason” and “Termination for Cause” are defined in Section 16 of this Award Agreement.
(c)
If you die or become Disabled (as determined by the Committee) while you are employed by the Company (or any Related Company), and your employment with the Company (or any Related Company) is terminated as a result of such death or Disability prior to the end of the Performance Period (or, if earlier, prior to a Change in Control in connection with which no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Stock Units), the Stock Units subject to this Award Agreement shall remain outstanding until the end of the Performance Period (or, if earlier, until a Change in Control in connection with which no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Stock Units) and shall become vested and payable as if you had remained employed with the Company (or any Related Company) until the end of the Performance Period (or, if earlier, a Change in Control in connection with which no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Stock Units), with respect to the number of Stock Units that otherwise would have become vested and payable through the end of the Performance Period or, if earlier, Change in Control, multiplied by a fraction, the numerator of which is the number of full months elapsed from the first day of the Performance Period until the last day of the month which includes the date of your death or Disability, and the denominator of which is the number of full months between the first day of the Performance Period and the last day of the Performance Period or, if earlier, the last day of the month which includes the date of a Change in Control in connection with which no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Stock Units). If you die or become Disabled (as determined by the Committee) while you are employed by the Company (or any Related Company), and your employment with the Company (or any Related Company) is terminated as a result of such death or Disability after the end of the Performance Period, then, the Stock Units shall become vested and payable with respect to the number of Stock Units that are to become vested and payable for the Performance Period, notwithstanding your subsequent death or Disability. If you die or become Disabled (as determined by the Committee) while you are employed by the Company (or any Related Company), and your employment with the Company (or any Related Company) is terminated as a result of such death or Disability before the end of the Performance Period and after the date of a Change in Control in connection with which provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Stock Units, the Stock Units shall become vested and payable with respect to the Target Number of Stock Units multiplied by a fraction, the numerator of which is the number of full months elapsed from the first day of the Performance Period until the last day of the month which includes the date of your death or Disability, and the denominator of which is the number of full months in the Performance Period.
(d)
Except as otherwise set forth above, you must be employed by the Company (or any Related Company) on the relevant date for any Stock Units to become vested and payable. If your employment with the Company (or any Related Company) terminates for any reason other than your death or Disability, and other than by you for Good Reason or by the Company (or any Related Company) on or after a Change in Control and on or before the end of the Performance Period, and such termination is not a Termination for Cause, any rights you may have under this Award Agreement with regard to unvested Stock Units shall be null and void. Any rights you may have under this Award Agreement with regard to unvested Stock Units shall be forfeited and become null and void at the earliest time at which the Stock Units may no longer become vested and payable pursuant to the terms hereof. The date upon which the Stock Units become vested and payable shall be referred to as the “Vesting Date.”
3.
Settlement of Award. Subject to the terms of Section 2 above, the Company shall issue to you one share of Stock for each Stock Unit that has become vested and payable under Section 2 above and shall deliver to you such shares of Stock as soon as practicable (and within thirty (30) days) after the Vesting Date. In its sole discretion, the Company may elect to deliver the Stock to you by book-entry in the Company’s books or by electronic delivery to a brokerage account established for your benefit at a financial/brokerage firm selected by the Company. You agree to complete and sign any documents and take any additional action that the financial/brokerage firm designated by the Company may request to enable the Company to deliver the Stock on your behalf.
4.
Cash Dividends. For so long as you hold outstanding Stock Units under this Award Agreement, if the Company pays any cash dividends on its Stock, then the Company will pay to you in cash for each outstanding Stock Unit covered by this Award Agreement as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that you would have received had you owned the underlying shares of Stock as of the record date of the dividend if, and only if, the Stock Units become vested and payable and the related shares of Stock are issued to you pursuant to the terms of this Award Agreement. In that case, the Company shall pay such cash amounts to you, less any required withholding taxes, at the same time the related shares of Stock are delivered to you. The additional payments pursuant to this Section 4 shall be treated as a separate arrangement.
5.
Forfeiture and Repayment Provision. If the Committee determines, in its sole discretion, that you have, at any time, willfully engaged in conduct that is harmful to the Company (or any Related Company), the Committee may declare that all or a portion of this Award is immediately forfeited. If the Committee determines, in its sole discretion, that you have willfully engaged in conduct that is harmful to the Company (or any Related Company), you shall repay to the Company all or any shares of Stock owned by you as a result of this Award Agreement or all or any of the amount realized as a result of the sale of Stock awarded to you under this Award Agreement, along with the gross amount, before withholdings, of any cash dividends paid to you under this Award Agreement, to the extent required by the Committee. Repayment or forfeiture required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the Stock Units reflected in this Award Agreement constitutes acceptance of the forfeiture and repayment provisions of this Section.
6.
Rights as a Shareholder. Except as set forth in Section 4 above, you shall not have any rights as a shareholder with respect to shares of Stock subject to these Stock Units until issuance of the shares of Stock.
7.
Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber the Stock Units awarded to you under this Award Agreement prior to the time such Stock Units become fully vested and payable in accordance with this Award Agreement and the shares of Stock are issued to you.
8.
Fractional Shares. A fractional share of Stock will not be issued and any fractional shares may be disregarded by the Company.
9.
Adjustments. If the number of outstanding shares of Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Stock Units shall be proportionately adjusted by the Committee, whose determination shall be binding.

10.
Notices. Any notice to be given to the Company under the terms of this Award Agreement shall be addressed to the Corporate Secretary at LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.
11.
Applicable Withholding Taxes. No Stock Units shall become vested and payable until you have paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or you and the Company have made satisfactory arrangements for the payment of such taxes. As a condition to the settlement of the Award, you shall be required to pay any required withholding taxes attributable to the Award in cash or cash equivalent acceptable to the Committee. However, the Company in its discretion may, but is not required to, allow you to satisfy any such applicable withholding taxes (but only for the minimum required withholding that would not result in adverse financial accounting consequences) (i) by allowing you to surrender shares of Stock that you already own, (ii) through a cashless transaction through a broker, (iii) by means of a “net settlement” procedure, (iv) by such other medium of payment as the Committee shall authorize or (v) by any combination of the allowable methods of payment set forth herein.
12.
Applicable Securities Laws. You may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws. The Company may delay grant of the Award, and any delivery of shares of Stock to be issued under the Award, until you have executed such indication or agreements.
13.
Acceptance of Stock Units. By signing this Award Agreement, you indicate your acceptance of the Stock Units and your agreement to the terms and conditions set forth in this Award Agreement which, together with the terms of the Plan, shall become the Company’s Award Agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the Stock Units granted under this Award Agreement will not become vested or payable if you do not accept this Award Agreement by signing this Award Agreement within thirty (30) days after the Grant Date.
14.
Clawback. The Stock Units are subject to such clawback as may be determined under the Company’s Clawback Policy (as such Clawback Policy is in effect from time to time) or as may be required by any applicable law, government regulation or stock exchange listing requirement. Your acceptance of the Stock Units reflected in this Award Agreement constitutes acceptance of the clawback provisions described in this Section 14. This Section 14 is intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder and should be interpreted accordingly.
15.
Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of your legatees, distributees, and personal representatives and the successors of the Company (or any Related Company). Any references herein to the Company (or any Related Company) shall include any successor company to either.

16.
Definitions. For purposes of this Award Agreement:
(a)
“Good Reason” shall have the same meaning as under any employment, severance or change in control agreement between you and the Company (or any Related Company), or if no such employment or severance agreement exists or such agreement does not contain any such definition, “Good Reason” shall mean your voluntary termination of employment with the Company or a Related Company based on (i) the company’s failure to pay or provide, or a material reduction in, your base salary or annual target bonus opportunity, or (ii) a material reduction in your responsibilities within the Company (or any Related Company), provided you give the Company or Related Company which employs you notice of any event or condition that would constitute "Good Reason" within thirty (30) days of the event or condition which would constitute "Good Reason," and upon receipt of such notice the Company or Related Company shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any termination of employment by you for "Good Reason" must occur within sixty (60) days after the period for remedying such condition or event has expired.
(b)
“Termination for Cause” shall mean termination of your employment for “Cause” as defined under any employment, severance or change in control agreement between you and the Company (or any Related Company) or, if no such agreement exists or such agreement does not contain any such definition, “Cause” shall mean your (i) personal dishonesty, (ii) fraud, (iii) willful or repeated misconduct, (iv) gross negligence, (v) breach of a fiduciary duty to the Company (or any Related Company), (vi) intentional failure to perform your duties, (vii) material violation of Company (or any Related Company) policy, (viii) unsatisfactory performance of your job duties; provided, however, that in such instances where the Company (or any Related Company), at its sole discretion, deems such unsatisfactory performance curable, the Company (or any Related Company) shall give such notice and opportunity to cure as the Company (or any Related Company) deems reasonable, (ix) material noncompliance with financial reporting requirements under federal securities laws, (x) conviction of or plea of guilty or “no contest” to a felony or crime of moral turpitude under the laws of the United States or any state thereof, and/or (xi) action or inaction that materially diminishes or impairs the goodwill or reputation of the Company (or any Related Company).

17. Section 409A. This Award is intended to be exempt from Section 409A of the Code as a short-term deferral, because settlement of the Award is to occur later than 2½ months after the later of (i) the end of the Company’s fiscal year in which the Stock Units become vested or (y) the end of the calendar year in which the Stock Units become vested. Notwithstanding the preceding, neither the Company nor any Related Company shall be liable to you or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments hereunder are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.

18. No Right to Continued Employment. Neither the Plan, the granting of this Award nor any other action taken pursuant to the Plan or this Award constitutes or is evidence of any agreement or understanding, express or implied, that the Company or any Related Company will retain you as an employee or other service provider for any period of time or at any particular rate of compensation.

IN WITNESS WHEREOF, the Company has caused this Performance-Based Stock Unit Award Agreement to be signed, as of this [Date].

LL FLOORING HOLDINGS, INC.

By: /s/ Charles E. Tyson

Charles E. Tyson

Chief Executive Officer

LL FLOORING HOLDINGS, INC.
PERFORMANCE-BASED
STOCK UNIT AWARD AGREEMENT

Exhibit A

Subject to the provisions of this award Agreement, the number of stock units covered by this award Agreement that will vest and become payable BASED ON Performance ACHIEVED FOR THE PERFORMANCE PERIOD will be determined AS FOLLOWS:

1.
Calculate the relative Total Shareholder Return (TSR) Payout Percent: Determine the relative TSR for the Company compared to the S&P 600 Retailing Industry Group, and the Company’s relative TSR Percentile Rank (as defined below), for the Performance Period. If the Company’s relative TSR Percentile Rank is below the 25th percentile, the Payout Percent will be 0%, and no Stock Units will become vested and payable under this Award Agreement. If the Company’s relative TSR Percentile Rank is at the 25% percentile, the Payout Percent will be 25%. If the Company’s relative TSR Percentile Rank is at the 50% percentile, the Payout Percent will be 100%. If the Company’s relative TSR Percentile Rank is at the 75% percentile or higher, the Payout Percent will be 200%. If the Company’s relative TSR Percentile Rank for the Performance Period is between “Threshold Goal” and “Target Goal” or between “Target Goal” and “Maximum Goal”, the Payout Percent will be determined using straight line interpolation based on the actual relative TSR Percentile Rank achieved for the Performance Period.
2.
Determine the Number of Stock Units that are to become Vested and Payable: Determine the number of Stock Units that are to become vested and payable based on performance achieved during the Performance Period by multiplying the Target Number of Stock Units that are granted pursuant to this Award Agreement by the relative TSR Payout Percent. Notwithstanding any other provision of this Award Agreement, the maximum number of Stock Units that may become vested and payable under this Award Agreement shall not exceed 200% of the Target Number of Stock Units subject to this Award Agreement.

3.
Chart: The relative TSR Payout Percent and the number of Stock Units that are to become vested and payable for the Performance Period shall be determined based on the following chart:

3 year relative Total Shareholder Return (rTSR)	Performance 3-Year Period 2023 – 2025 Based on 3-yr approved Plan	Payout
	Below Threshold Goal	No Payout
	Threshold Goal – 25th Percentile	25%
	Target Goal – 50th Percentile	100%
	Maximum Goal – 75th Percentile or higher	200% [Maximum Payout]

The performance goals and the associated percentages will be adjusted by the Committee to reflect the pro forma impact of acquisitions or divestitures by the Company during the Performance Period. Additionally, the performance goals and the associated percentages may be adjusted by the Committee in its discretion due to (i) unforeseen changes to the macroeconomic business environment, (ii) unanticipated regulatory change or (iii) changes in US GAAP or the application thereof that would result in an inequitable dilution or enlargement of the rights granted under this Award Agreement.

4.
Definitions: The following definitions shall apply for determining the number of Stock Units that will becomes vested and payable for the Performance Period:

“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of a company’s common stock purchasable with dividends declared on such company’s common stock to that point during the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

“Closing Average Period” means the twenty trading days ending on the last day of the Performance Measurement Period.

“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

“Opening Average Period” means the twenty trading days ending on the first day of the Performance Period.

“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the S&P 600 Retailing Industry Group. Relative Total Shareholder Return will be determined by ranking the S&P 600 Retailing Industry Group (not including the Company) from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of each of the S&P 600 Retailing Industry Group companies will be determined as follows:

P =	N – R
N – 1

where: (i) “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding; (ii) “N” represents the number of companies in the S&P 600 Retailing Industry Group as of the last day of the Performance Measurement Period; and (iii)“R” represents a company’s ranking relative to the S&P 600 Retailing Industry Group.

Example: If there are 14 companies in the S&P 600 Retailing Industry Group, the company that ranked 5th would be at the 69.2 percentile: .692 = ((14 – 5) / (14 – 1)).

“Share Value” means, with respect to a given trading day, the closing price of a company’s common stock multiplied by the Accumulated Shares for such trading day.

“TSR” means, for the Company and for the S&P 600 Retailing Industry Group, such company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.